FOR IMMEDIATE RELEASE:

GAIN Capital Holdings, Inc. Announces Exercise of
Full Over-Allotment Option for Convertible Senior Notes Due 2018

BEDMINSTER, N.J., Nov. 26, 2013 – GAIN Capital Holdings, Inc. (NYSE: GCAP) announced today that, in connection with GAIN Capital’s private offering of 4.125% Convertible Senior Notes due 2018, the initial purchasers have exercised in full their option to purchase an additional $10.0 million in aggregate principal amount of the notes.  The full exercise of the option to purchase additional notes brings the aggregate principal amount of the notes sold in the offering to $80.0 million.  The offering is expected to close on November 27, 2013, subject to customary closing conditions.

GAIN Capital expects that the net proceeds from the offering of notes, including the notes sold pursuant to the initial purchasers’ option to purchase additional notes, will be approximately $77.2 million, after deducting discounts to the initial purchasers and estimated offering expenses payable by GAIN Capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.  Any offer of the securities will be made only by means of a private offering memorandum.  The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Forward Looking Statements

This press release includes forward-looking statements regarding GAIN Capital's financing plans, including statements related to GAIN Capital's offering of the notes.  Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions and whether GAIN Capital will be able to satisfy the conditions required to close the sale of the notes.  GAIN Capital's forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although GAIN Capital's forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by GAIN Capital.  As a result, you are cautioned not to rely on these forward-looking statements.

SOURCE GAIN Capital Holdings, Inc.

Hugh Collins and Lynn Morgen, MBS Value Partners, +1 212.750.5800, gain@mbsvalue.com